SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of
The Securities Exchange Act of 1934

Date of Report:  January 14, 2010
(Date of earliest event reported):  January 14, 2010

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or jurisdiction of incorporation)

0-24724	42-1405748
(Commission File Number)	(I.R.S. Employer Identification Number)

1398 Central Avenue, Dubuque, Iowa	52001
(Address of principal executive offices)	(Zip Code)

(563) 589-2100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Due to general economic conditions in its Arizona and Montana markets, Heartland Financial USA, Inc. determined that a valuation of the goodwill at its banks in those markets was appropriate and utilized the assistance of independent third party valuation experts to value the goodwill of those banks. As a result of these valuations, Heartland expects to record a goodwill impairment charge in the fourth quarter 2009. This non-cash charge, anticipated to be in the range of $12.0 to $13.0 million, will reduce the carrying value of the goodwill Heartland recorded in connection with acquisitions made in previous years. Prior to the impairment charge, Heartland’s goodwill was $ 40.2 million or 1% of total assets. As a result of the goodwill impairment charge, Heartland expects to report a net loss between $7.5 and $8.5 million for the fourth quarter 2009 and net income between $5.5 and $6.5 million for the year 2009. Net income (loss) available to common stockholders is estimated to be a net loss between $8.8 and $9.8 million for the fourth quarter 2009 and net income between $0.5 and $1.5 million for the year 2009. As of year-end 2009, nonperforming assets, exclusive of those covered under loss sharing agreements, were approximately $110 million.

The goodwill impairment charge is a non-cash accounting adjustment that does not affect cash flows, liquidity or tangible capital. As goodwill is excluded from regulatory capital, the impairment charge will not  impact Heartland’s or its bank subsidiaries’ regulatory capital ratios, all of which will continue to be classified as “well-capitalized” under regulatory standards. The goodwill impairment charge will be classified as a noninterest expense item and will not be tax-deductible.

Heartland expects to release its results for the year, and three months ended, December 31, 2009 on January 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 14, 2010

HEARTLAND FINANCIAL USA, INC.

By:	/s/ John K. Schmidt
Executive Vice President, COO & CFO